Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SUBURBAN PROPANE PARTNERS, L.P.

The undersigned, the sole general partner of Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that it has duly executed this Certificate amending and restating the Certificate of Limited Partnership of the Partnership originally filed under the Delaware Revised Uniform Limited Partnership Act (the “Act”) with the Secretary of State of the State of Delaware on December 18, 1995, and that this Certificate is being filed in accordance with Section 17-210 of the Act. The undersigned further certifies that:

1.	The name of the limited partnership is Suburban Propane Partners, L.P. (the “Partnership”).

2.	The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of Registered Agent	Address of Registered Office
The Corporation Trust Company	Corporation Trust Center
Corporation Trust Center	1209 Orange Street
1209 Orange Street	Wilmington, Delaware 19801
Wilmington, Delaware 19801

3.	The name and business address of the General Partner is as follows:

General Partner	Address
Suburban Energy Services	One Suburban Plaza
Group LLC	240 Route 10 West
Whippany, New Jersey 07981

WHEREFORE, the undersigned has executed this Certificate as of the 26th of May, 1999.

SUBURBAN ENERGY SERVICES GROUP LLC, General Partner

By:	/s/ MARK A. ALEXANDER
Mark A. Alexander
President